                                                                   EXHIBIT 10.11


                    CHARTER PROGRAMMER AFFILIATION AGREEMENT

THIS AGREEMENT is made as of the Twelfth day of December, 1997, by and between Wink Communications, Inc., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and Turner Entertainment Group, ("Programmer"), whose address is 1050 Techwood Drive N.W., Atlanta, GA 30318.

1.    GRANT OF LICENSE

1.1 Wink hereby grants to Programmer the non-exclusive license to use Wink ITV Studio, Wink Server Studio, Wink ITV Broadcast Server, and Wink provided Server Modules version 1.0 and 1.x updates (hereinafter collectively referred to as "Wink Software") to deliver interactive program(s) which utilize the vertical blanking interval ("VBI") or an MPEG private data stream provided concurrently with the corresponding video signal and are compliant with the Wink interactive communications application protocol ("Interactive Programs") to all Programmer viewers in the continental United States, Alaska, Hawaii, and the US territories in the Caribbean and Canada.

1.2 This License is not transferable, nor may any rights hereunder be transferred, assigned or sub-licensed in whole or in part without Wink's prior written consent except to Programmer's parent, subsidiary or affiliated companies.

1.3 Programmer can only use the Wink software to provide Interactive Programs with the video programming service(s) listed in Exhibit A. Programmer must notify Wink in writing at least 30 days prior to commencing transmission of Interactive Programs with a video programming service. Programmer agrees to adhere to the technical specifications for the insertion of Interactive Programs provided in Exhibit A. Exhibit A, including the programming services enabled to insert Interactive Programs in Programmer's video signal, may be amended from time to time by mutual agreement.

2.    TERM

2.1 The term of this Agreement shall commence on the date of execution and terminate three (3) years after the first broadcast of Interactive Programs to a commercial audience ("First Air Date") unless previously terminated in accordance with the terms hereof.

2.2 Notwithstanding anything herein to the contrary, Programmer can elect to terminate this Agreement twelve (12) months after the First Air Date (the "Option Date.) Programmer agrees to use reasonable efforts to define its audience and business objectives (the "Audience Objectives") and notify Wink of said objectives within thirty (30) days following the execution of this Agreement as a


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

      guide for Wink's performance under this Agreement. Programmer agrees in good faith to consider Wink's success in meeting the Audience Objectives as a factor in whether it will exercise its option to terminate. To effect the option to terminate, Wink shall notify Programmer in writing of said option no later than (30) days prior to the Option Date. This Agreement will automatically terminate in the event Programmer fails to provide written confirmation to Wink of Programmer's intent to continue its obligations hereunder, subject to the license fees set forth in Exhibit C and all other terms and conditions hereof, by the Option Date. Without limiting the foregoing, Programmer will have the right to suspend the airing of Interactive Programs under the conditions described in Paragraph
      13.4 of this Agreement.

3.    INTEGRATION AND PROGRAMMING

3.1 Programmer will distribute the interactive Programs with the national feed for each Programming Service defined in Exhibit A, or in the absence of a single national feed, through the feed with the largest household reception area in the country and on any additional feeds that reach at least 5% of Programmer's existing subscribers. Such distribution will take place through Programmer's national uplink or broadcast facilities. Programmer shall not be obligated to distribute the Interactive Programs on any feed other than Programmer's primary national feed in the event that such distribution requires the extension of manpower above and beyond the requirements the parties have previously discussed.

3.2 Programmer and Wink agree to collaborate to enable the installation and integration of the Wink Software into Programmer's facilities, and to ensure the reliable transmission of the Interactive Programs. Programmer is responsible for providing all equipment necessary to run the Wink Software and to enable insertion of Interactive Programs into the appropriate video signal. Exhibit E provides a preliminary list of such equipment, and is subject to a final site visit by Wink's Operations department. Programmer will be presented with a final list of equipment no later than 21 days following the execution of this agreement subject to completion of the site visit referenced above. Wink will bear the cost of any equipment that is above and beyond the equipment cost estimate provided in Exhibit C.

3.3 Wink agrees to provide to Programmer, at no cost to Programmer, weekly reporting of all response traffic generated by Programmer viewers and collected by Wink's Data Center. Wink will use reasonable efforts to provide Programmer the opportunity to influence the format of and data included in such reports as a Charter Programmer. [ * ]


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
      Notwithstanding the foregoing, the parties agree in good faith to review the Response Routing Terms no later than six (6) months following execution hereof, and to modify such Response Routing Terms as may be deemed reasonably necessary by mutual agreement of the parties. Wink further agrees that the Response Routing Terms contained herein, are, as a whole, as favorable or more favorable than the terms of any agreement Wink has entered into with other North American cable programming entities.

3.4 Beginning on the First Air Date, Programmer agrees to air Interactive Programs [ * ] on each enrolled Programming Service (as herein defined). Programmer understands and accepts that any additional programming services which take advantage of the terms provided in this Agreement must air a minimum of [ * ]. Programmer may decide which shows include Interactive Programs and the nature of such enhancements, as long as the total number of hours per week is reached. No later than six (6) months following the First Air Date, Programmer will extend reasonable efforts to air at least [ * ], subject to the availability of Programmer's internal resources.

3.5 Programmer is responsible for payment to third party providers of sports data or news, leagues, and other entities to which Programmer deems it necessary to make payments to enable the creation or transmission of Interactive Programs.

3.6 The parties expect that the Interactive Programs will require bandwidth equivalent to one dedicated line of VBI on each programming service. Programmer may elect to use additional VBI lines in it's sole discretion.

3.7 All rights, including, without limitation, all copyrights, in and to the Interactive Programs and all derivatives thereof shall belong at all times to Programmer, and nothing herein shall be construed to convey to Wink any right, title or interest in or to such Interactive Programs. Programmer may license, exploit or otherwise use such Interactive Programs in any manner Programmer may deem appropriate, whether internally or in connection with any third party. Notwithstanding the foregoing, Programmer may not sub-license Wink Software, or act as agent for Wink.

4.    RATES AND DEPLOYMENT

4.1 Programmer agrees to provide Interactive Programs as described in this Agreement for the programming services listed in Exhibit A.

4.2 Programmer agrees to remit the license fees and other payments as described in Exhibit C on a timely basis.


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

4.3 Programmer agrees to provide the Interactive Programs to any multichannel video operator in the United States or Canada with whom Programmer already has an agreement for carriage of Programmer's video programming ("System Operators") under the terms described in Exhibit D to the extent permitted by such agreement, and agrees, that Wink may provide a copy of Exhibits A and D to any System Operator as evidence of Programmer's agreement to supply the Interactive Programs under such terms and any additional terms imposed by the agreement for carriage of Programmer's video programming.

4.4 Programmer may choose to utilize other products and services of Wink from time to time under this Agreement. These services will be extended by Wink to Programmer at the then prevailing retail rate.

5.    PAYMENT TERMS

5.1 Within sixty (60) days following receipt of detailed invoice therefor, Programmer shall remit to Wink all fees owed for licenses provided and services rendered in the previous month, according to the price schedules provided in Exhibit C.

5.2 Wink's failure, for any reason, to send an invoice for a particular monthly payment shall not relieve Programmer of its obligation to make any payment in a timely manner consistent with the terms of this Agreement. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1.5%) per Month or (ii) the maximum legal rate permitted under law, and Programmer shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments.

6.    PROMOTION AND RESEARCH

6.1 The parties agree to issue a press release announcing this agreement on or before December 10, 1997. Wink will provide Programmer with a draft of this release by December 3, 1997.

6.2 Wink agrees to provide Programmer with notice within 30 days of new System Operators having enabled their subscribers to receive Programmer's Interactive Programs.

6.3 Wink agrees to promote and feature Programmer's Interactive Programs in Wink's marketing literature, during meetings with cable operators and the press, and during industry trade shows, provided that any materials produced by Wink which feature screen shots, trademarks, tradenames, logos, or video clips or other copyrightable works belonging to or controlled by Programmer, as well as any press releases issued by Wink featuring Programmer or any Programming Service, shall be subject to Programmer's prior written approval.


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

      Wink will also use reasonable efforts to assist Programmer in achieving it's marketing objectives in materials prepared by third parties, such as cable equipment manufacturers and cable operators. Programmer agrees to serve, where possible and subject to Programmer's internal policies and any potential conflicts of interest, as a press reference for Wink during the effective term of the agreement.

6.4 Wink and System Operators may prepare marketing materials relating to the Interactive Programs and may use Programmer's name, logo and such screen shots and video clips as may be selected and/or cleared by Programmer (collectively, "Programmer's Marks") from the Interactive Programs, which Programmer's Marks will be made reasonably available to Wink by Programmer, provided that such materials are submitted to Programmer for review and written approval prior to distribution. Wink hereby acknowledges and agrees that, as between Wink and Programmer, Programmer is the sole owner of all right, title and interest in and to the Programmer's Marks, the Interactive Programs and any data used in connection therewith. All uses of the Programmer's Marks shall inure to the benefit of Programmer. Upon any expiration or termination of this Agreement, Wink shall delete and discontinue all use of the Programmer's Marks. At no time during or after the term of this Agreement shall Wink challenge or assist others to challenge the Programmer's Marks or the registration thereof or attempt to assist another in the attempt to register any trademarks, marks or similar rights for marks the same as or confusingly similar to the Programmer's Marks.

6.5 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in collaboration with Programmer. Programmer shall provide Wink with reasonable assistance at no cost to Programmer in conducting such research with respect to Programmer's viewers subject to Programmer's internal policies and guidelines governing privacy and data collection. Programmer agrees that Wink will have access to all such research regarding the deployment, launch, and usage of Wink service by Programmer viewers. Wink agrees to provide copies of final reports from such research activity to Programmer.

6.6 Programmer understands and accepts that Wink will be providing reports on viewer responses to the Interactive Programs to System Operator(s) for responses that originate from System Operator's subscribers, and to advertisers and other parties for responses that originate from Interactive Programs paid for or sponsored by such parties. Wink agrees that reports providing specific data regarding viewer responses to Programmer's Interactive Programs, including data on Wink viewer responses to advertising on Programmer's Programming Services, will not be made available to other broadcast or cable networks, except in aggregated form that does not identify Programmer or specific Programmer viewer data.


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

7.    WARRANTY

      Wink hereby represents and warrants to Programmer that (i) the Wink Software (and subsequent revisions and upgrades to same provided by Wink to Programmer) will operate and perform in accordance with all published specifications with respect thereto; (ii) the use by Programmer of the Wink Software or any other rights granted by Wink hereunder will not infringe upon the patent, copyright, trademark, or other intellectual property rights of any third party; (iii) Wink will perform all obligations and render all services hereunder in a professional and workmanlike manner to the best of its abilities; (iv) Wink will throughout the Term continue to aggressively promote and license its products and services to cable system operators and broadcasters, and will use all reasonable efforts to achieve the Audience Objectives and (v) the terms contained herein, including, without limitation, all license, reporting, installation and integration fees set forth on Exhibits B and C hereto, are, as a whole, as favorable or more favorable than the terms of any agreement Wink has entered into with other North American cable programming entities agreeing to a similar programming commitment for the provision of similar services and the granting of similar rights and licenses, it being acknowledged and agreed that nominal differences in the agreed number of programming hours does not constitute a "dissimilar" programming commitment for purposes of this section.

8.    INDEMNIFICATION

      Wink shall indemnify, defend and hold harmless Programmer, its parents, subsidiaries, and affiliates and their respective officers, directors, employees and agents from and against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys fees and amounts paid in settlement) they may suffer or incur which arises out of or as a result of any, claim, demand, action, suit or proceeding in which it is alleged that the Wink Software or any part thereof violates or infringes any patent or copyright or other intellectual property right of any third party or constitutes a misappropriation of any third party's trade secrets or otherwise arising out of any negligent action of Wink in connection with this Agreement.

9.    NOTICES

      All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express deliver, addressed, to the addresses provided in the first paragraph of this Agreement, and to the attention of:

            If to Wink:
            Vice President, Content


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

            If to Programmer:

            Blake Lewin

      The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

10.   WINK TRADEMARKS

      All rights, title and interest in and to the Wink Software or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, Programmer acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to Programmer. Notwithstanding the foregoing, Programmer may use the intellectual property of Wink referenced in this Section in any marketing or promotional materials produced by Programmer, subject in all instances to Wink's prior written approval.

11.   REPRESENTATION

11.1 Wink represents and warrants to Programmer that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

11.2 Programmer represents and warrants to Wink that (i) Programmer is a corporation duly organized and validly existing under the laws of the State of Georgia; (ii) Programmer has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder; and (iii) Programmer is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

12.   CONFIDENTIALITY

12.1. Each party agrees that it will not use, except in the performance of its obligations under this Agreement, and will not disclose or give to others, any of the other party's Confidential Information (as defined below). Without limiting the generality of the foregoing, each party will (i) restrict the disclosure of the other party's Confidential Information to those of its employees who require such information for purposes of performing its obligations hereunder, (ii) inform each such employee of the confidential nature of the information


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      disclosed, (iii) prevent the use or disclosure by its employees of such
      Confidential Information, except as provided herein, and (iv) promptly notify the other party of any use or disclosure of the Confidential Information, whether intentional or not, which violates the provisions of this Paragraph 12.1. For purposes of this Agreement, the term "Confidential Information" means all technical, business and other information disclosed by one party to the other that derives economic value, actual or potential, from not being generally known to other persons, including, without limitation, technical and non-technical data, devices, methods, techniques, drawings, processes, computer programs, algorithms, methods of operation, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers. Confidential Information does not include information which does not constitute a trade secret under applicable law after the second anniversary date of this Agreement, for which is made available by Wink or becomes available to the general public during the term. The parties agree to keep the terms of this Agreement confidential, but acknowledge that certain disclosures may be required by law. Programmer understands and acknowledges that Wink may provide copies of Exhibits A and D to System Operators.

12.2. Programmer acknowledges and agrees that any terms extended by Wink to Cable News Network, Inc. in an agreement with that party ("The CNN Agreement"), and specifically the Payment Terms of the CNN Agreement, of which employees of Turner Entertainment Group may become aware in the course of their work are also considered by Wink to be "Confidential Information" and are subject to the confidentiality agreement in 12.1.

13.   TERMINATION

13.1 Except as otherwise provided herein, neither Programmer nor Wink may terminate this Agreement except upon sixty (60) days prior written notice and then only if the other has made a misrepresentation herein or breaches any of its material obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within sixty (60) days of such notice.

13.2 Notwithstanding the above, either party will have the right to terminate this Agreement or all or any licenses granted herein if the other party fails to comply with any of its material obligations, including but not limited to timely payment of license fees and other fees due Wink, under this Agreement. Should either party elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. The other party will then have fifteen (15) days from receipt of notification to remedy the items of nonperformance. Should such other party fail to correct these items of nonperformance, then terminating party may terminate this agreement and any license granted herein. The termination of this Agreement shall be without prejudice to any other remedies the parties may have, including, without


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      limitation, all remedies with respect to the unperformed balance of this
      Agreement; provided, however, that if Programmer has not made payment of the fees or charges due hereunder and such nonpayment continues after thirty (30) days prior written notice by Wink, then Wink may terminate this Agreement or any license granted herein.

13.3 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Programmer to use the Wink Software will cease and Programmer will immediately and on reasonable terms (i) grant to Wink access to its business premises and the Wink Software and allow Wink to remove the Wink Software (which removal shall be done with as little disturbance as possible to Programmer's business operations), (ii) purge all copies of all Wink Software from all computer processors or storage media on which Programmer has installed or permitted others to install such Wink Software, and (iii) when requested by Wink, certify to Wink in writing, signed by an officer of Programmer, that all copies of the Wink Software have been returned to Wink or destroyed and that no copy of any Wink Software remains in Programmer's possession or under its control.

13.4  Programmer has the right to suspend the airing of Interactive Programs if
      (i) utilization of the Wink Software and Wink services interferes in any way with the airing of Programmer's programming, (iii) Wink fails to provide weekly reports regarding usage of Programmer's Interactive Programs, or (iii) Wink breaches any other of its obligations hereunder. Any suspension hereunder will not extend the term of the Agreement.

14.   GENERAL

      The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

a) This Agreement may not be assigned without prior written mutual consent of Programmer and Wink except Programmer may assign this Agreement without consent to any of Programmer's parent, subsidiary or affiliated companies or in the event of a sale or redistribution of all or substantially all of the assets of any Programmer Service in which case such assignment will apply only to such Programmer Service.

b) This Agreement may be amended only by an instrument in writing, executed by Programmer and Wink.

c) This Agreement will be governed in all respects by the laws of the State of California.

d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications


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

      and agreements with regard to the subject matter hereof between Programmer and Wink.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                   TURNER ENTERTAINMENT GROUP

By:    /s/ Maggie Wilderotter               By:    /s/ Victoria W. Miller

Name:  Maggie Wilderotter                   Name:  Victoria W. Miller

Title: President & CEO                      Title: EVP Finance & Admin


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



EXHIBIT A: PROGRAMMING SERVICES

-------------------------------

Description of Programming Services:

-------------------------------------

NAME        START OF WINK
            VIRTUAL
            INSERTION
            PROGRAMMING                             VIDEO                  ICAP
            CHANNEL?                POINT           (A/D)                  LOCATION
TNT         February 1998           Analog           TBD         No        Atlanta
TBS         February l998           Analog           TBD         No        Atlanta

Each programming service must air a minimum of [ * ] of Interactive Programs per week

Contact Information:

ISSUE              ADDRESS             CONTACT(S)               PHONE/FAX/E-MAIL

Actual Contact Info:

TBD


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

EXHIBIT B: WINK RESPONSE CENTER SERVICES


Purchase Transaction Fees                                   Price/Transaction
(Viewer name, address, credit card)                                 [ * ]
-----------------------------------                      -----------------------
      1 -   5,000 transactions/mo                                   [ * ]
  5,001 -  25,000 transactions/mo                                   [ * ]
 25,001 - 100,000 transactions/mo                                   [ * ]
100,001 - 250,000 transactions/mo                                   [ * ]
250,001 - 500,000 transactions/mo                                   [ * ]
500,001 - up      transactions/mo                                   [ * ]

Credit Card Registration                                            [ * ]

Request Transaction Fees                                            [ * ]
(Viewer name, address only)

      1 -   5,000 transactions/mo                                   [ * ]
  5,001 -  25,000 transactions/mo                                   [ * ]
 25,001 - 100,000 transactions/mo                                   [ * ]
100,001 - 250,000 transactions/mo                                   [ * ]
250,001 - 500,000 transactions/mo                                   [ * ]
500,001 - up      transactions/mo                                   [ * ]

Polls by Zip Code - Report Only                                     [ * ]

      1 - 100,000 transactions/mo                                   [ * ]
      100,000 +   transactions/mo                                   [ * ]

Polls by System - Report Only                                       [ * ]
                                                                    [ * ]

      1 - 250,000 transactions/mo                                   [ * ]
      251,000 +   transactions/mo                                   [ * ]


1. Minimum monthly charges per application include UIC (Universal ICAP code) registration.

2. All volume price breaks are based on total monthly transaction volume by advertiser registering for the Wink Response Network service. The price breaks are based on the "average" for the month. That is, the lowest price applies to all transactions for the month.


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EXHIBIT B: WINK RESPONSE CENTER SERVICES (CONTINUED)

PURCHASE AND REQUEST TRANSACTION FEES INCLUDE / EXCLUDE;

1. Daily name & address lists delivered by fax, email, or electronic FTP or mailbox.

2.    UIC and application registration.

3.    Standard report showing number of responses per day per ad per city.

4. Viewer credit card information if it is "on file" with the WRS. If not, for the [ * ], Wink will mail a "purchase confirmation" to the viewer to add the credit card, and provide a list of viewers who did not supply their credit card.

5.    Interface to standard EDI VAN for [ * ].

FULFILLMENT EDI/API

*     Standard interface set-up fee                    [ * ]

*     Non-standard Interface
*     Interface License/Maintenance fee                [ * ]

SETUP FEES-RESPONSE SERVICES

*     Advertiser

*     Content Provider                                 [ * ]

REPORT GENERATION FEES                                 [ * ]

RESPONSE DATA CENTER PRODUCTS

*     Purchase confirmation mailer                     [ * ]

*     List of responders who do not respond to
*     purchase confirmation mailers                    [ * ]

*     Branded envelope                                 [ * ]

*     Advertiser/Programmer Purchase Points Club       [ * ]


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EXHIBIT C: WINK SOFTWARE AND SERVICES PRICING

All on-going fees are due within sixty (60) days following receipt of detailed invoice therefor. The installation and integration fees are due upon successful transmission and receipt by Wink testers of one nationally inserted test application defined by Wink.

                                                           FIRST
                     ON-GOING    ANNUAL   TOTAL 3-YR       YEAR         ANNUAL     TOTAL 3-YR     TOTAL
                     OR ONE-     RETAIL     RETAIL         TURNER      PRICE FOR     TURNER       TURNER
                     TIME COSTS  PRICE      PRICE          PRICE       YR 2 & 3      PRICE        SAVINGS
Broadcast Server (1) On-going    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
Broadcast Server     On-going    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
(2)
Server Module        On-going    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
Tech Support         On-going    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
SUBTOTAL             ON-GOING    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]

Server Hardware      One-time    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
2 Data Insertion     One-time    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
Units
SUBTOTAL             ONE-TIME    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]

Installation and     One-time    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
integration (2 ch)               [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]

Studio site license  One-time    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
(5 seats)
Server Studio site   one-time    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
license (5 seats)
Studio/WebCore       One-time    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
training (3x2days)
SUBTOTAL (EST.)      ONE-TIME    [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]

TOTAL                BOTH        [ * ]       [ * ]         [ * ]         [ * ]       [ * ]          [ * ]

(1) TNT, (2) TBS

Installation and integration will be charged at the price of time and materials, as set forth on detailed invoice issued to Programmer by Wink, provided the aggregate cost is no less than [ * ] and no greater than [ * ]

Additional networks may also be added subject to the following per network price schedule:

                                                           FIRST
                     ON-GOING    ANNUAL   TOTAL 3-YR       YEAR         ANNUAL     TOTAL 3-YR     TOTAL
                     OR ONE-     RETAIL     RETAIL         TURNER      PRICE FOR     TURNER       TURNER
                     TIME COSTS  PRICE      PRICE          PRICE       YR 2 & 3      PRICE        SAVINGS
Broadcast Server     On-going     [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
Server Module        On-going     [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
Tech Support         On-going     [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
SUBTOTAL             ON-GOING     [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
Data Insertion Unit  One-time     [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
Installation and     One-time     [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]
integration
SUBTOTAL             ONE-TIME     [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]

TOTAL                BOTH         [ * ]      [ * ]         [ * ]         [ * ]       [ * ]          [ * ]

Wink reserves the right to increase license fees annually after the first 12 months of the contract period by the percentage increase in the consumer price index (CPI) for goods and services for the prior 12 months.

The pricing for installation and integration covers all work necessary to enable scheduling and transmission of program enhancements based on Wink Studio templates. It does not cover detailed integration with Programmer's ad insertion system for the purpose of enabling enhancements to spot advertising.

OPTIONAL SERVICES

Custom interface work (ad insertion and traffic systems, etc.)    [ * ]

Phone training and consulting beyond standard package             [ * ]

Application development                                           [ * ]

Travel expenses are billed separately at cost

EXHIBIT D: PROGRAMMER'S TERMS FOR CARRIAGE OF INTERACTIVE PROGRAMS

Programmer:

Turner Entertainment Networks

Programming Services: TNT, TBS

This Agreement sets forth the terms and conditions for the national distribution of Wink ITV Applications ("Interactive Programs") to any multichannel video operator in the United States or Canada with whom Programmer already has an agreement for carriage of Programmer's video programming ("System Operator").

1. BACKGROUND

Programmer has created one or more Interactive Programs which are compliant with the Wink Communications, Inc. ('Wink") interactive communications application protocol. The Interactive Programs are transmitted by Programmer using either the vertical blanking interval ("VBI")of the corresponding video signal(s), or using MPEG private data streams provided concurrently with the corresponding video signal(s).

System Operator distributes one or more of Programmer's signals through one or more of the following: cable, satellite and MMDS (wireless cable).

2. EFFECTIVE DATE AND TERM

The term of this Agreement shall commence on the date of Programmer's first airing of Interactive Programs of this Agreement and terminate three (3) years thereafter.

This Agreement will automatically renew for one year periods unless either party notifies the other at least 90 days prior to the end of the then-current term of that party's intent not to renew. THIS AGREEMENT WILL AUTOMATICALLY TERMINATE IN THE EVENT THE CHARTER PROGRAMMER AFFILIATION AGREEMENT BETWEEN WINK AND PROGRAMMER IS TERMINATED.

3. Integrity of Interactive Programs

Programmer will ensure that the Interactive Programs meet Wink's criteria for Wink compliant applications (See Attachment 1). Programmer agrees that each Interactive Program shall have been either successfully tested by Programmer or certified as compliant by Wink prior to the Delivery to System Operator for distribution.

Programmer understands that failure to meet the above criteria could result in System Operator suspending the distribution of one or more Interactive Programs until such time as all Interactive Programs are certified by Wink to be in compliance.

4. Distribution

Programmer hereby grants System Operator a non-exclusive license to distribute the Interactive Programs delivered in the VBI or MPEG of Programmer's video signal. Programmer agrees that each Interactive Program shall have been either successfully tested by Programmer or certified as compliant by Wink prior to the Delivery to System Operator for distribution, and shall bear any associated costs of such testing.

Programmer agrees not to charge System Operator fees associated with Interactive Programs for the term of this Agreement. Likewise, System Operator agrees that no fees or charges will be due from carriage or retransmission of the Interactive Programs as provided for hereunder.

WINK will provide System Operator written notice at least 30 days prior to discontinuing national transmission of all Interactive Programs.

It is a condition of System Operator's right to carry the Interactive Programs that System Operator shall distribute Programmer's Interactive Programs without modification, and that System Operator may not modify or enhance any VBI lines described in Exhibit A. Programmer agrees that System Operator may copy the Interactive Programs for simultaneous transmission in different encoding formats other than what Programmer currently uses including but not limited to, other VBI formats, out of band channels, and MPEG2 private data streams; provided such Interactive Programs are presented together with the original corresponding video to System Operator's subscribers, and that such copying is done to enable System Operators subscribers to properly receive and display the Interactive Programs on their set top box or television set.

System Operator can, if permitted in Exhibit A, locally insert Interactive Programs as instructed by Programmer. System Operator is solely responsible for any costs associated with such local insertion. Programmer will notify System Operator of changes to any such permissions through amendments to Exhibit A provided at least 30 days prior to the effective date of such requirements. System Operator may suspend transmission of the Interactive Program during the insertion by System Operator of local advertising avails as authorized in any separate agreements between Programmer and System Operator.

5. RESPONSE NETWORK

Programmer agrees to utilize the Wink Response Network for two-way Interactive Programs. Programmer also agrees to use Wink Communication's standard scripts and guidelines for response applications.

6. MARKETING MATERIALS

System Operator may prepare marketing materials relating to the Interactive Programs and may use Programmer's name, logo, and screen shots from the Interactive Programs in such marketing materials, provided that such materials are submitted to Programmer for review and approval prior to distribution. Programmer's approval of such marketing materials shall not be unreasonably withheld or delayed.

7. SCOPE

This Agreement does not interfere with or negate other Agreements between Programmer and System Operator. This Agreement represents all of the terms and conditions for Programmer providing Interactive Programs. This Agreement may be updated from time to time only by express written consent of Programmer.

PROGRAMMER

By:    ____________________________

Name:  ____________________________

Title: ____________________________

Date:  ____________________________

EXHIBIT D, ATTACHMENT 1: CRITERIA FOR WINK COMPLIANT APPLICATION


* All applications must be registered and contain a unique universal ICAP code (UIC) prior to being broadcast.

      * Registered applications have passed a standard set of tests which validate:

      * that the application can be delivered through the VBI, will arrive as appropriate, and can be decoded in the Wink engine.

      *     that the application does not generate error messages.

      *     that the application receives scheduled updates, if applicable.

      *     that the application passes minimum acceptable latency standards.

      * that the application does not cause System Operator technical or operational problems.

      * that the application, if two-way, generates the appropriate routing address and usage data.

EXHIBIT E: PRELIMINARY EQUIPMENT LIST

Wink Broadcast Server and Server Module

* Sun Ultra 1 or faster, with 64MB RAM, 1GB+ hard disk, TGX Graphics Sbus Adapter, 17" Color Monitor, Sun 1.44 Internal Floppy Drive, Sun CD 12 Internal CD ROM, Sun Country Kit - UNIX (Keyboard, Mouse, Power Cords), Sun Silver Server Support, Solaris 2.5.1, CD-ROM, Ethernet connection to Programmer's LAN, dial-up modem (US Robotics Courier V. Everything)

*     Norpak TES-3 VBI data inserters

* LAN/serial connections to master control system, ftp site (for data), other hardware as necessary

*     PC w/ Windows 95 and Ethernet connection to run WBS remote GUI

Wink Studio and Server Studio

* Pentium Windows PC with 16MB+ RAM, 1GB+ hard disk, 1024x768x256 color graphics, 17"+ monitor, Ethernet connection to enable electronic delivery of applications to the WBS, Internet access to enable electronic access to Wink's Data Center

Test equipment

*     GI CFT-2200 set top box, marketing firmware

*     High grade video source (Beta SP with a time based corrector or better)

*     Coax Modulator